Exhibit 4.15

LIMITED LIABILITY COMPANY AGREEMENT

OF

AXIS SPECIALTY FINANCE LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is made and entered into as of this 12th day of March, 2010, by AXIS Specialty U.S. Holdings, Inc., a Delaware corporation, as the initial sole member of the Company (sometimes hereinafter referred to herein as the “Member”).

W I T N E S S E T H :

WHEREAS, the Member has created a Delaware limited liability company;

WHEREAS, the Member desires to have no liability to third parties to the fullest extent provided under the Delaware Limited Liability Company Act; and

WHEREAS, the Member intends that the Company be disregarded as a separate entity for federal income tax purposes pursuant to Treasury Regulations § 301.7701-3.

NOW, THEREFORE, the Member hereby sets forth the following:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined above, for purposes of this Agreement, the following capitalized terms shall have the following respective meanings for the purpose of this Agreement:

“Act” means the Delaware Limited Liability Company Act set forth at Delaware Corporation Laws Annotated, Title 6, §§ 18-101 et seq., as amended from time to time.

“Affiliate” of a Person means a Person or Persons who: (i) directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person(s) in question, or (ii) is an officer or director of the Person(s) in question. The term “control”, as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to the exercise, directly or indirectly, of more than 50% of the voting rights attributable to the shares of such corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

“Available Cash” means all cash of the Company on hand as of any given time after the payment of all then due debts and liabilities of the Company and after any prepayments of any debts and liabilities of the Company that the Member deems appropriate to cause the Company to make, less any reserves deemed necessary by the Member, consistent with the provisions of this Agreement, for (a) the repayment of any debts or liabilities of the Company, (b) the working capital or other requirements of the Company, and (c) any contingent or unforeseen liabilities of the Company.

“Business” means any and all lawful business for which a limited liability company may be organized under the Act.

“Certificate of Formation” means the Certificate of Formation required to be filed with the Secretary of State of Delaware pursuant to § 18-201 of the Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means AXIS Specialty Finance LLC, a Delaware limited liability company.

“Company Interest” means a limited liability company interest in the Company, as defined in § 18-101(8) of the Act.

“Member” shall mean AXIS Specialty U.S. Holdings, Inc. and such other Persons, if any, who are subsequently admitted to the Company as additional Members, as listed on Exhibit A.

“Person” means an individual, partnership, limited liability company, joint venture, association, corporation, trust, or any other entity.

1.2 Interpretation. The terms defined in this Article I shall include the plural as well as the singular. Other capitalized terms used in this Agreement and not defined in this Article I shall have the meanings ascribed to such terms elsewhere in this Agreement. Some lower case terms that appear throughout this Agreement also appear above in this Article I and elsewhere in this Agreement as capitalized terms. Only when such terms appear as capitalized terms shall such terms have the meanings ascribed to such capitalized terms in this Agreement.

ARTICLE II

THE LIMITED LIABILITY COMPANY

2.1 Formation. The Member has formed a limited liability company, subject to the provisions of the Act. The creation of the Company became effective upon the filing of the Certificate of Formation with the Secretary of State of Delaware. It is the Member’s intention that, if and until additional Members are admitted to the Company pursuant hereto, the Company be disregarded as a separate entity for federal income tax purposes pursuant to Treasury Regulations § 301.7701-3, and, accordingly, that no election to the contrary shall be filed by or on behalf of the Company and all income, gain, loss, deduction and credit of the Company shall be reported by the Member on its returns.

2.2 Filing. The Member has caused the Certificate of Formation to be filed with the Secretary of State of Delaware. The Member shall execute or shall cause to be executed by the Member such further documents and shall take such further actions as are necessary from time to time to perfect and maintain the status of the Company as a limited liability company under the Act and as are appropriate to comply with the requirements of law for the formation or operation of a limited liability company in all states and countries where the Company may conduct its Business.

2.3 Name. The name of the Company is “AXIS Specialty Finance LLC.”

2.4 Place of Business. The location of the Company’s principal place of business and the place where all records will be kept, as required by this Agreement or the Act, shall be at such place as the Member may from time to time select.

2.5 Registered Office; Registered Agent. The Company’s registered agent in Delaware shall be Corporation Service Company, or such other Person as the Member may from time to time select. The initial registered office of the Company in Delaware shall be at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808.

2.6 The Member. The name and address of the Member is AXIS Specialty U.S. Holdings, Inc., 11680 Great Oaks Way, Alpharetta, Georgia 30022-2460.

2.7 Term. The term of the Company commenced as of the date the Certificate of Formation was filed with the Secretary of State of Delaware in accordance with the Act, and shall continue until the earlier of the following the dissolution of the Company pursuant to the provisions of Article X hereof or as otherwise provided by law.

ARTICLE III

MANAGEMENT

3.1 Management of Business. The entire management of the Company is vested in the sole Member, and except as otherwise specifically provided in this Agreement, every aspect of the Company’s business and affairs shall be managed by the Member in its sole and absolute discretion, who shall be responsible for general supervision of the policies of the Company and the general and active management of the financial affairs of the Company. The Member shall have the power to make and execute contracts on behalf of the Company and to delegate such power to others. The Member shall also have such powers and perform such duties as are specifically described in Article III hereof and otherwise pursuant to this Agreement, the Act, or other applicable law.

3.2 Officers. The Member may from time to time in its discretion appoint one or more officers to conduct the Company’s business and affairs on the Member’s behalf, each of whom shall serve in such capacity until he or she is removed from such office by the Member in its sole discretion or until such officer resigns or otherwise is unable to fulfill the obligations of such office. Any individual may hold more than one office.

3.3 Related Party Transactions. The Company may employ and deal with the Member or any Affiliate of the Member for the performance of services or the purchase of goods or property or the leasing of same.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1 Capital Contributions. At any time, the Member may contribute to the Company such additional capital as the Member deems necessary. Records of such capital contributions shall be maintained as provided for in Article IX of this Agreement.

4.2 Additional Members. Additional Members may be admitted to the Company as provided herein upon such additional terms and conditions as may be approved by the Member; provided, however, no Person shall be admitted as an additional Member unless and until such Person has first agreed to enter into an amended and restated limited liability company agreement for the Company setting forth such terms and conditions as determined by the Member. The amended and restated limited liability company agreement for the Company shall contain all necessary provisions reflecting that that the Company will then be taxed as a “partnership” under the Code.

ARTICLE V

DISTRIBUTIONS

5.1 Distributions. Except as may be limited by the Act, from time to time, and as determined by the Company, the Company’s Available Cash may be distributed to the Member.

5.2 Distributions Upon Dissolution. Notwithstanding anything herein to the contrary, upon the occurrence of an event of dissolution as provided in Section 10.1 hereof, cash distributions occurring in connection with such event of dissolution and thereafter shall be made in accordance with Article XI hereof.

ARTICLE VI

LIMITATION OF LIABILITY AND INDEMNIFICATION

6.1 Limited Liability of Member. The liability of the Member shall be limited to its capital contribution and to the fullest extent under the Act, and the Member shall not be liable for any debt, obligation or liability of the Company.

6.2 Limitation of Liability. Neither the Member, any Company officer or any of their respective Affiliates shall be liable to the Company, any other Company officer or any of their respective Affiliates for any loss or damage sustained by any of them, except for loss or damage resulting from willful or intentional acts or omissions.

6.3 Indemnification. The Company may, in the discretion of the Member, indemnify and hold harmless the Member, any Company officer, Affiliates of the Member and any other Persons as to whom the Company chooses to grant an indemnity hereunder (an “Indemnitee”), from and against any and all claims and demands arising in connection with such Indemnitee’s actions, which were taken on behalf of the Company. Any such indemnity granted by the Company hereunder may be made to the fullest extent permitted or authorized by the Act or other applicable law and shall not be exclusive of other rights to which those seeking indemnification may be entitled. The Company may maintain insurance, at its expense, to protect itself and those who it may indemnify against all fines, liabilities, costs and expenses, including attorneys’ fees, whether or not the Company would have the legal power to indemnify the Indemnitee directly against such liability. If the indemnity described herein is granted by the Company, costs and expenses (including attorneys’ fees) incurred by the Indemnitee in defending a civil or criminal suit, action or proceeding shall be paid by the Company in advance of the final disposition thereof upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the Indemnitee is not entitled to such indemnity.

ARTICLE VII

COMPENSATION AND REIMBURSEMENTS

7.1 Compensation. Except as specifically approved by the Member, neither the Member nor any Company officer shall be entitled to compensation from the Company in connection with rendering services to the Company.

7.2 Reimbursement.

(a) The Company shall reimburse the Member or its Affiliates for out-of-pocket expenses and costs incurred in connection with rendering services to the Company.

(b) As approved by the Member, the Company may reimburse the officers of the Company for out-of-pocket expenses and costs incurred in connection with rendering services to the Company.

ARTICLE VIII

TRANSFERS

8.1 Transfers. The Member may transfer all or any portion of its Company Interest; provided, however, if the Member (or its Affiliate) shall own a Company Interest subsequent to such Transfer, then as a condition to such Transfer, the Member (or its Affiliate) and such transferee(s) shall enter into an amended and restated limited liability company agreement for the Company, setting forth such terms and conditions as determined by the Member. The amended and restated limited liability company agreement for the Company shall contain all necessary provisions to reflect that the Company shall then be taxed as a “partnership” under the Code.

ARTICLE IX

ACCOUNTING, BOOKS AND RECORDS

9.1 Accounting Method. The Company will maintain its books and records for financial reporting purposes on such basis of accounting as the Member may determine.

9.2 Books and Records. The Member shall keep, at the Company’s expense, full, complete and accurate books of account and other records required to be kept under the Act and such other matters as requested by the Member. Such books of account will be maintained at the principal office of the Company or at such other place as the Member determines.

9.3 Financial Statements. The Member shall cause to be prepared and delivered to the Member unaudited financial statements of the Company for such period as requested by the Member.

ARTICLE X

DISSOLUTION OF COMPANY

10.1 Event of Dissolution. The Company shall continue until the written determination by the Member.

10.2 No Election to Continue Company. Notwithstanding anything in this Agreement or the Act to the contrary, upon an event of dissolution described in Section 10.1, the remaining member(s) (if any) shall not be permitted to continue the Company.

ARTICLE XI

DISTRIBUTIONS UPON LIQUIDATION

11.1 Method of Liquidation. Upon dissolution of the Company for any reason, the Company shall promptly commence to wind up its affairs. A reasonable period of time will be allowed for the orderly termination of the Company’s Business, the discharge of its liabilities and the distribution or liquidation of its remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. The Company will cause a full accounting of the assets and liabilities of the Company as of the date of dissolution to be taken and a written statement thereof will be furnished to the Member within sixty (60) days after such date of dissolution. Such accounting and statement will be prepared under the direction of the Member, or, if it so determines, by a liquidating trustee selected by the Member. The Company’s property and assets or the proceeds from the liquidation thereof will be applied in the following order of priority:

(a) payment of the debts and liabilities of the Company in the order of priority provided by law, and payment of the expenses of liquidation;

(b) payment of any and all debts or liabilities to the Member or its Affiliates, plus any accrued but unpaid interest thereon, which amount shall be applied first to interest and then to principal; provided, that in the event the Company’s funds are insufficient to fully satisfy all such debts and liabilities, then payments shall made on a pro rata basis, relative to the outstanding value of such debts and liabilities;

(c) setting up of such reserves as the Member or liquidating trustee deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company or any obligation or liability not then due and payable; provided, any balance of such reserve, at the expiration of such period as the Member or liquidating trustee shall deem advisable, shall be distributed in the manner herein provided; and

(d) distribution to the Member.

11.2 Termination. Upon the completion of the distribution of Company assets, the Company shall be terminated and the Member shall take such actions as may be necessary to terminate the existence of the Company pursuant to the Act.

ARTICLE XII

MISCELLANEOUS

12.1 Amendments. No amendment to this Agreement or to the Certificate of Formation shall be effective until it has been approved in writing by the Member.

12.2 Applicable Law. This Agreement is to be governed by, construed under, and enforced and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law of Delaware or any other jurisdiction.

12.3 Severability. If any term or provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of the remainder of this Agreement.

12.4 Binding Effect. All the provisions hereof will inure to the benefit of and be binding upon the successors, legal representatives and assigns of the Member.

12.5 Headings. Article, Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to define, interpret, describe or limit the scope, extent or intent of this Agreement or any provision hereof.

12.6 Company Property. The title to all real or personal property (or interests therein) now or hereafter acquired by the Company will be held by and vested in the Company, and not by or in the Member, individually.

12.7 Gender and Number. Where the context requires, the use of a pronoun of one gender is to be deemed to include a pronoun of the appropriate gender or the neuter, and singular words are to be deemed to include the plural and vice versa.

IN WITNESS WHEREOF, the party set forth below acknowledges that it has signed this Agreement as of the date first above written.

MEMBER:

AXIS SPECIALTY U.S. HOLDINGS, INC.

/s/ Andrew M. Weissert
Name:	Andrew M. Weissert
Title:	Sr. Vice President, General Counsel & Secretary

EXHIBIT A

List of Members

AXIS Specialty U.S. Holdings, Inc.	Sole Member